Dated 21 September 2011

GLOBAL PHARM HOLDINGS GROUP, INC.

MR. YIN YUN-LU

BLAZER DELIGHT LIMITED

INVESTOR RIGHTS DEED

Roome Puhar
in association with
Bingham McCutchen LLP
Suites 4901-4904
One Exchange Square
8 Connaught Place
Central Hong Kong

THIS INVESTOR RIGHTS DEED (this "Deed") is made on 21 September 2011

BY AND AMONG:

(1)	GLOBAL PHARM HOLDINGS GROUP, INC. a company incorporated in the State of Delaware, U.S.A. which is traded on the OTC Bulletin Board under the ticker symbol “GPHG” (the “Company");

(2)	MR. YIN YUN-LU, (PRC Permanent Resident Identity Card No. G54056922) of Room 2503-2505 New World Center, No.6009 Yitian Road, Futian District, Shenzhen, the PRC (the "Major Shareholder"); and

(3)
BLAZER DELIGHT LIMITED, a company incorporated under the laws of the British Virgin Islands under number 1631470 with its registered address at Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands (the "Bondholder" which terms shall include any of its future permitted assignees and/or transferees as permitted under Clause 11.6 of this Deed),

(together, the "Parties", and each a "Party").

WHEREAS

(A)
On or about the date of this Deed, the Bondholder has entered into the Subscription Agreement with, inter alia, the Company, pursuant to which the Bondholder has agreed to subscribe for up to an aggregate amount of US$[•] in principal amount of the Bonds, on the terms and conditions set out in the Subscription Agreement.

(B)
It is a condition precedent to the obligations of the Bondholder under the Subscription Agreement that the Parties enter into this Deed to govern certain rights of the Bondholder, and the relationship amongst the Parties, with respect to the Company.

(C)
As at the date hereof, (i) the Major Shareholder is the legal and beneficial owner of 13,145,000 Shares, representing 50.558% of the total number of issued and outstanding Shares; and (ii) the Major Shareholder is a citizen of the PRC with full civil rights and capacity.

IT IS HEREBY AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed, the Schedules and the Recitals hereto, unless the context requires otherwise, terms defined in the Instrument shall have the same meaning when used in this Deed, and:-

“Actual Consideration”	has the meaning given to it in Clause 7.1;
“Actual NPAT”	means the NPAT of the Company as determined and reported by the Auditors in the FY 2011 Report;

“Appointed Broker”	means the Recognized Dealer nominated by the Company from time to time, the name and details of which are notified to the Bondholder in writing;
"Associate"	has the meaning ascribed to it in the Listing Rules;
“Auditors”	means Crowe Horwath LLP, or such other internationally recognised auditors as is appointed as the Company’s auditors in accordance with Clause 9.2;
"Board"	means the board(s) of directors of the Company from time to time;
“Bondholder Call Option”	means the call option granted to the Bondholder under Clause 5.1;
“Bondholder Call Option Share Price”	means such amount in US$ as is determined in accordance with Clause 5.9;
“Bondholder Call Option Shares”	means such number of Shares in the name of the Major Shareholder as is determined in accordance with Clause 5.3;
“Bondholder Cash Alternative”	has the meaning given to it in Clause 5.8;
“Bondholder Deed of Adherence”	means the deed substantially in the form set out in Schedule 3;

“Bondholder Director”	has the meaning given to it in Clause 2.1;

“Budget”	means the annual budget of the Company, in the form agreed by the Bondholder Director;
"Bylaws"	means the bylaws (or other equivalent constitutional document) of the Company as amended from time to time;
"Calendar Quarter Date"	means any of 31 March, 30 June, 30 September and 31 December in a calendar year;
“Call Option Notice”	means a notice substantially in the form set forth in Schedule 2;
“Confidential Information”	has the meaning given to it in Clause 10.1;
"Control"
means the power of a person (or persons acting in concert) to secure that the policies and affairs of another are conducted and decisions made directly or indirectly in accordance with the wishes of that person (or persons acting in concert) by means of the exercise of voting rights in that company (whether arising through the ownership of shares in that company or otherwise), or having the right to control the votes at board meetings of that company (whether arising through the ability to appoint any director of that company or otherwise) by virtue of any powers conferred by the articles of association, bylaws, shareholders' agreement or any other document regulating the affairs of that company, and "Controlled" shall be construed accordingly. For these purposes, "persons acting in concert", in relation to a person, are persons who actively co-operate, pursuant to an agreement or understanding (whether formal or informal), with a view to obtaining or consolidating Control of that person;

“Conversion Shares”	means Shares received by the Bondholder upon exercise of the conversion rights attaching to the Bonds;
“Designated Annual Discount Rate”	means twenty five per cent. (25%) per annum;
"Director"	means at any time a director of the Company at that time (including any duly appointed alternate director);
“Dispose”	means to sell, transfer, charge, encumber, or grant any option over or otherwise dispose of, and “Disposal” shall be construed accordingly;
“Drawdown Date”	means each date on which Bonds are subscribed for by the Bondholder in accordance with the terms of the Subscription Agreement;
“Encumbrance”	means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party right;
"Equity Securities"
means, with respect to any Person, such Person's shares, capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such shares, capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests (whether or not such derivative securities are issued by such Person);

"Financial Indebtedness"
means any indebtedness for or in respect of:

(a)       moneys borrowed;
(b)      any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)      any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)      the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP, be treated as a finance or capital lease;
(e)       receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)       any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)       any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(h)       any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(i)       any guarantee or any Encumbrance of any nature whatsoever provided to secure any obligations of any other person; and
(j)       the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Free To Trade Date”	means the date falling six (6) months from the Trading Date;
“FY 2011 Report”	means the unqualified report of the Auditors in respect of the financial year of the Company ending 31 December 2011, which report is prepared in accordance with US GAAP;
“Group”	means the Company and each of its Subsidiaries;
“Instrument”	means the instrument(s) constituting the Bonds;
“IRD Obligors”	means the Company and the Major Shareholder;

“IRR”
means a compounded, cumulative internal rate of return, calculated at the Designated Annual Discount Rate, which, when applied to any amount, and discounted annually, produces a net present value of such amount equal to zero;

“IRR Notice”	has the meaning given to it in Clause 7.1;
"Listing Rules"	means the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited;
“NPAT”
means the consolidated and normalized profit after tax (excluding non-cash items that are not classified as operating cost/expenses under US GAAP, and one-off, non-recurring and extraordinary items) attributable to the shareholders of the Company;

“Observer”	has the meaning given to it in Clause 2.1;

“Offer”	has the meaning given to it in Clause 6.2(c);

"Person"	means any natural person, firm, company, governmental authority, joint venture, partnership or other entity (whether or not having separate legal personality);
“Post QIPO Disposal”	has the meaning given to it in Clause 7.1;

“Recognised Dealer”	means a recognized dealer in securities of a type similar to the Shares selected, from time to time, by the Bondholder;
“Referenced Disposal”	has the meaning given to it in Clause 6.2;
"Restricted Matters"	has the meaning given to it in Clause 3.1;
“Share Alternative”	has the meaning given to it in Clause 7.3;
“Share Alternative Notice”	has the meaning given to it in Clause 7.3;
“Shares”
means shares of the common stock of par value US$0.001 each in the capital of the Company or shares of any class or classes resulting from any sub-division, consolidation or re-classification of such shares, which as between themselves have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company;

“Shortfall Amount”	has the meaning given to it in Clause 7.1;
“Subsidiary”	means a subsidiary undertaking within the meaning of the Companies Ordinance (Chapter 32 of the laws of Hong Kong);
“Target IRR Price”
means aggregate subscription price for the Bonds of US$15,000,000 plus an IRR of twenty five per cent. (25%) on such subscription price calculated over the period beginning on the date of completion of the Bondholder’s subscription in respect of the part of such subscription price then subscribed by the Bondholder, up to the date on which the Disposal in respect of the last of the Conversion Shares which are Disposed of is effected pursuant to a Post QIPO Disposal;

“Target NPAT”	means the NPAT of the Company for the financial year ending 31 December 2011 equal to twenty six million nine hundred thousand US Dollars (US$26,900,000);
“Trading Date”
means the first date on which the shares of the Company (or of such other entity as may be listed pursuant to any listing on a securities exchange) have started trading pursuant to any listing on a securities exchange;

“Trading Days”	Means days on which Shares are traded on a relevant securities exchange;
"Transfer"
means sell, transfer, give, assign, create any Encumbrance over (or suffer to exist any Encumbrance over) or otherwise dispose of, whether by operation of law or otherwise, any relevant asset, thing, matter or any right, title or interest therein or thereto;

“U.S.”	means the United States of America;

“US Dollars” and “US$”	means United States Dollars, the lawful currency of the United States of America;
“US GAAP”	means the Generally Accepted Accounting Principles in the United States of America from time to time.

1.2	In this Deed:

(a)	references to Recitals, Clauses, Sub-clauses and Schedules are to the clauses and sub-clauses of, and the recitals, schedules and exhibits to, this Deed;

(b)
references to any statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

(c)	words importing the singular include the plural and vice versa, words importing one gender include every gender, and references to persons include bodies corporate and unincorporated;

(d)	headings are for ease of reference only and shall not affect the interpretation of this Deed; and

(e)	references to a document in the "agreed form" are references to a document the form of which has been or may from time to time be agreed among all parties hereto.

1.3
The Recitals and the Schedules form part of this Deed shall have the same force and effect as if expressly set out in the body of this Deed and any reference to this Deed shall include the Recitals and the Schedules.

1.4	All references to dates and time are, unless the context requires otherwise, to Hong Kong time.

SECTION 2
BONDHOLDER DIRECTOR AND OBSERVER

2.	BONDHOLDER DIRECTOR AND OBSERVER

2.1
The Bondholder shall have the right by notice in writing given to the Company to require the appointment of one Director to the Board (such Director being a "Bondholder Director") and one observer to the Board (such observer being an “Observer”) and by like notice given to the Company to require the removal of such Bondholder Director and/or Observer and the appointment of other person(s) to act in place of such Bondholder Director and/or Observer. As at the date of this Deed, the Bondholder Director is Lau Wang Chi, Barry with Hong Kong Identity Card number K574572(1) and the Observer is Tseng Hung Yan, Bruce with HKID No.D841914(1).  In the event that the Bondholder Director resigns solely for the reason that the Bondholder no longer wishes to have “affiliate” status under the U.S. Securities Act of 1933, then the Bondholder shall use all reasonable endeavours to ensure that the Bondholder Director states such reason in his letter of resignation. The Bondholder recognises, with reference to the Bondholder Director’s appointment, that continuity of management of the Company can be an important factor in achieving a QIPO.  However, neither this Clause or any other provision of this Agreement shall provide a basis for the Bondholder to be liable to any Group member or other person in respect of or in relation to the Bondholder Director.

2.2
The Observer shall have the right to attend and speak at all Board meetings and the Company shall deliver to the Observer, at the same time as the same is given to the Directors, all information and correspondence sent to or made available to members of the Board. The Observer shall not be entitled to vote at any Board meetings (and shall not be deemed to be a Director for any purpose), and the Bondholder shall use all reasonable endeavours to ensure that the Observer complies with such confidentiality obligations as the Board may reasonably impose on such Observer.

2.3
All notices of appointment and removal required under Clause 2.1 shall be given in writing to the Company. Upon receipt of such notice, the Company shall (and each of the Parties agrees that it shall do all such things as are necessary and within the respective power of the Parties to procure that the Company shall, including without limitation, by way of the exercise of all powers of Control as may be available to it), within seven (7) Business Days thereafter take all such actions that are necessary under the relevant Bylaws or relevant law or regulation to effect and register the relevant appointment or removal.

2.4
Meetings of the Board shall be held in such places and at such times as the Board may from time to time determine. Meetings of the Board shall be held either in Shenzhen, PRC or Hong Kong and/or by way of conference call where all attending directors can hear each other. All notices of all Board meetings shall be in writing and the agenda of each Board meeting shall be available to all Directors at least two (2) days before such Board meeting is held, provided always that if any resolution in respect of any of the Restricted Matters is to be considered at a Board meeting (each such meeting being a "Restricted Meeting"), the agenda of each Restricted Meeting shall be available to all Directors at least five (5) Business Days before such Restricted Meeting is held. All Board meetings shall be chaired by the chairman of the Board; provided that if the chairman of the Board is not present within thirty (30) minutes after the time appointed for holding such Board meeting, the Directors present may elect one of the Directors present to be the temporary chairman of such Board meeting.

2.5
The quorum for any Restricted Meeting shall be a majority of Directors, including the Bondholder Director. In the event that the Bondholder Director does not attend any such meeting for whatever reason, that meeting shall be adjourned to the following Business Day, at the same time and place as the original meeting. If the Bondholder Director does not attend such adjourned meeting for whatever reason, then such adjourned meeting shall be further adjourned to the next following Business Day, at the same time and place as the original meeting.  If the Bondholder Director does not attend such re-adjourned meeting for whatever reason, then a majority of Directors attending such re-adjourned Restricted Meeting shall constitute a quorum.

2.6	Neither the Bondholder Director nor the Observer shall be remunerated by the Company but they shall be reimbursed for their reasonable expenses of travelling to and attending Board meetings.

2.7	The Parties’ rights and obligations under Clauses 2.4 and 2.5 shall terminate upon the completion of a QIPO.

SECTION 3
RESTRICTED MATTERS

3.	RESTRICTED MATTERS

3.1
The Company agrees with and undertakes to the Bondholder that the Company shall not and the Major Shareholder agrees that the Company shall not and that he shall do all such things as are necessary and within his powers to procure that the Company and each other Group member shall not (including without limitation, by way of the exercise of all powers of Control as may be available to him), save with the prior specific written consent of the Bondholder Director, undertake any of the matters described in Schedule 1 (the "Restricted Matters").

3.2	The Parties’ rights and obligations under this Clause 3 shall terminate upon the completion of a QIPO.

SECTION 4
FURTHER ISSUANCES OF EQUITY SECURITIES

4.	FURTHER ISSUANCES OF EQUITY SECURITIES

4.1
The Company shall not, and the Major Shareholder undertakes to the Bondholder that he shall do all such things as are necessary and within his powers (including without limitation, by way of the exercise of all powers of Control as may be available to him) to procure that the Company shall not issue any Equity Securities in respect of the Company or in the capital of the Company of any type or class to any person (the “Proposed Recipient”), or agree or commit itself, whether conditionally or otherwise and by whatever agreement or instrument, to do so at any time in the future, unless in each case the Company has first offered the Bondholder in accordance with this Clause 4 the right to purchase its pro rata share as a shareholder (calculated on a fully-diluted and as-converted basis in respect of its holdings of Bonds as if all Bonds had at that time been converted in full) of such issuance for a per unit consideration, payable solely in cash, equal to the per unit consideration to be paid by the Proposed Recipient and on the same terms and conditions as are offered to the Proposed Recipient; provided that the foregoing restrictions shall not apply to (i) any issuance of any Equity Securities to any persons pursuant to transactions which have been contractually agreed by the Company prior to the date of this Deed and which transactions have been notified to the Bondholder by the Company in writing prior to the date hereof; (ii) any issuance of Equity Securities pursuant to and for the purposes of any stock option plan adopted by the Company for the benefit of its existing and future key employees; and (iii) pursuant to any offering of Equity Securities that are part of a QIPO and the subject of a registration statement for the QIPO which is declared effective by the U.S. Securities and Exchange Commission.

4.2
Not less than ten (10) Business Days before a proposed issuance of Equity Securities other than in connection with an issuance permitted under Clause 4.1 (a “Proposed Issuance”), the Company shall (and the Major Shareholder undertakes to the Bondholder that he shall do all such things as are necessary and within his powers (including without limitation, by way of the exercise of all powers of Control as may be available to him) to procure that the Company shall) deliver to the Bondholder written notice of the Proposed Issuance setting forth (a) the number, type and terms of the securities to be issued; (b) the consideration to be received by the Company in connection with the Proposed Issuance; and (c) the identity (in reasonable detail) of the Proposed Recipients and (where applicable) their controlling shareholders.  If the Company fails to fully comply with the notice requirement under this Clause 4.2, then no Equity Securities may be issued and any such issuance of Equity Securities (as the case may be) purported to be issued shall be void.

4.3
Within ten (10) Business Days following delivery of the notice referred to in Clause 4.2 (such ten (10) Business Day period of time being the “Response Period”), the Bondholder shall give written notice to the Company specifying the number of Equity Securities to be purchased by the Bondholder (based on the calculation by the Bondholder of its pro rata share as a shareholder (calculated on a fully-diluted and as-converted basis in respect of its holdings of Bonds as if all Bonds had at that time been converted in full).  Failure by the Bondholder to give such notice within the Response Period shall be deemed a waiver by the Bondholder of its rights under this Clause 4 with respect to such Proposed Issuance.  The Company shall have thirty (30) Business Days from the expiration of the Response Period to consummate any Proposed Issuance (to the extent not purchased by the Bondholder) to the Proposed Recipient on terms and conditions not more favorable than those offered to the Bondholder.  If such Proposed Issuance is not consummated within such thirty (30) Business Day period, the Company shall not conduct a Proposed Issuance without again first complying with each requirement in this Clause 4.

4.4	The Parties’ rights and obligations under this Clause 4 shall terminate upon the completion of a QIPO.

SECTION 5
BONDHOLDER CALL OPTION

5.	BONDHOLDER CALL OPTION

5.1
The Major Shareholder hereby grants to the Bondholder the option, which is exercisable at any time on or before the date falling 90 days after the publication of the audited consolidated financial statements for the Group for the financial year ending 31 December 2011 in accordance with Clause 5.2, on and subject to the terms of this Clause 5.

5.2
The Bondholder Call Option is only exercisable if the Actual NPAT is less than 90% of the Target NPAT, in which case the Bondholder shall be entitled to purchase (at the discretion of Investor) and the Major Shareholder shall be obliged to sell to the Bondholder all (but not part only) of that number of Bondholder Call Option Shares as is determined in accordance with Clause 5.3 at an aggregate consideration of one US Dollar (US$1), in accordance with Clauses 5.5 and 5.6 upon the Bondholder serving a Call Option Notice in accordance with Clause 5.4.

5.3	Based on the Initial Conversion Price of five US Dollars (US$5), the number of Bondholder Call Option Shares shall be three hundred and thirty three thousand, three hundred and thirty three (333,333).

5.4	In order to exercise the Bondholder Call Option, the Bondholder shall serve a Call Option Notice on the Major Shareholder.

5.5
Subject to Clause 5.8, service of a Call Option Notice under Clause 5.4 shall constitute a binding contract between the Bondholder on the one part and the Major Shareholder on the other part for the sale and purchase of the Bondholder Call Option Shares on the terms of this Deed.  The Bondholder Call Option shall only be exercised in whole and not in part only. Following the service of a Call Option Notice under Clause 5.4, the Bondholder shall purchase and the Major Shareholder shall sell all the Bondholder Call Option Shares for the aggregate consideration of one US Dollar (US$1) which is payable in US$ in cash, subject to and in accordance with the provisions of this Deed.

5.6
The transfer of the Bondholder Call Option Shares contemplated under a Call Option Notice served under Clause 5.4 shall be completed at 10.00am New York City, U.S. time on the fifth (5th) Business Day immediately following the date of the Call Option Notice which is served under Clause 5.4 at the location which is specified in such Call Option Notice and at that time, against delivery to the Bondholder of one or more instruments of transfer and the share certificates in respect of the Bondholder Call Option Shares (duly executed in each case by the Major Shareholder as the transferor thereof in favour of the Bondholder), the Bondholder shall pay or procure that there is paid to the Major Shareholder the aggregate consideration of one US Dollar (US$1) in cash in US$.  In addition, the Parties shall perform, and the Parties shall do all such things as are within the respective powers of those Parties to procure that the other Parties shall perform, including without limitation, by way of the exercise of all powers of Control (including without limitation the exercise of all powers of Control they may have as regards the Control of the composition of the Board) as may be available to it, all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents as a Party may reasonably require or as may be required by law to implement and/or give effect to the transfers contemplated under this Clause 5 for the purpose of vesting in that Party the full benefit of all these provisions.

5.7
Each Party shall bear its own respective costs arising out of or in connection with the exercise of the Bondholder Call Option, except that any stamp duty payable by it at law in connection with the transfer of the Bondholder Call Option Shares shall be borne by the transferee of such Shares.

5.8
The Major Shareholder may elect, in his sole and absolute discretion, following receipt of a valid Call Option Notice delivered to him pursuant to the exercise by the Bondholder of the Bondholder Call Option, as an alternative to the sale of the Bondholder Call Option Shares to the Bondholder, to pay an amount equal to the Bondholder Call Option Share Price to the Bondholder (the “Bondholder Cash Alternative”). In the event that the Major Shareholder elects to pay the Bondholder Cash Alternative (in place of the sale of the Bondholder Call Option Shares to the Bondholder), then the Major Shareholder shall pay, in cleared US$ funds to an account nominated by the Bondholder, the Bondholder Call Option Share Price to the Bondholder on or before the date originally scheduled for the completion of the Bondholder Call Option. In the event that the Bondholder receives the Bondholder Call Option Share Price in full in the manner contemplated by this Clause 5.8, then the Bondholder’s rights under the Bondholder Call Option shall cease.

5.9	The Bondholder Call Option Share Price shall be determined in accordance with the following formula:

Bondholder Call Option Share Price = the number of Bondholder Call Option Shares x (PA / Y)

where

PA is the principal amount of the Bonds of which the Bondholder is then the holder; and

Y is that number of Conversion Shares to which the Bondholder would be entitled assuming the exercise by the Bondholder of the Conversion Rights in full in respect of all of the Bonds of which it is then the holder, plus the number of Bondholder Call Option Shares.

SECTION 6
LOCK-IN

6.	LOCK-IN

6.1	Subject to Clause 6.2, the Bondholder undertakes to the IRD Obligors that, during the period beginning on the date of this Deed and ending on the Free To Trade Date, the Bondholder shall not:

(a)	Dispose of the legal, beneficial or any other interests in or rights over any Shares held by the Bondholder or its affiliates or assigns; or

(b)	enter into, or agree to enter into, any transaction with the same economic effect as any such transaction described in Clause 6.1(a);

(c)
and the Bondholder further undertakes to enter into with the underwriters for any initial public offering (“IPO”) which is a QIPO, at the same time as that at which the Major Shareholder provides a lock-up agreement to the underwriters in respect of the QIPO (the “MSLUA”), a lock-up agreement in what is in standard form for a U.S. public offering of the type of the QIPO, such lock-up agreement to have an initial term of one hundred and eighty (180) days from the completion of the QIPO (“Lock-up Period”) plus any extended period of not more than the MEP as defined below provided that the terms of such lock-up agreement shall be no less favourable to the Bondholder than those set out in any MSLUA.

The "MEP" is defined as follows: if (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the Lock-up Period, or (ii) prior to the expiration of the Lock-up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-up Period, the restrictions imposed by the lock-up agreement with the Bondholder shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the underwriter in whose favour the lock-up is given waives such extension.

6.2	The provisions of Clause 6.1 shall not apply to any Disposal of any Shares which is made:

(a)	with the prior written consent of the Company;

(b)
pursuant to the acceptance of a general offer made to all shareholders of the Company for the whole or part of the issued share capital of that entity ("Offer"), other than any shares already held by the offeror or persons acting in concert with the offeror;

(c)	pursuant to the execution of an irrevocable commitment to accept any Offer;

(d)	pursuant to any statutory or regulatory requirement; or

(e)	pursuant to an intervening court order made by a court of competent jurisdiction.

6.3
During the period beginning on the Free to Trade Date and ending on the date which is nine (9) months after the Trading Date, prior to any Disposal of any Conversion Shares (the “Referenced Disposal”) the Bondholder shall (save for any Disposal which would be permitted by any of the exceptions set out in Clause 6.2) request the Appointed Broker to effect the Disposal of the same number of Conversion Shares as is to be Disposed of in the Referenced Disposal, and if the Appointed Broker shall not have completed such a  Disposal on the terms and at the price required by the Bondholder within three (3) Trading Days of the Bondholder’s request, then the Bondholder may itself choose freely how to Dispose of the relevant Conversion Shares.

6.4	The Parties’ rights and obligations under this Clause 6 shall terminate on the date which is nine (9) months after the Trading Date.

SECTION 7
POST-QIPO IRR PAYMENTS

7.	POST-QIPO IRR PAYMENTS

7.1
In the event that the Bondholder (i) Disposes of some or all of its Conversion Shares in one or more transactions following the completion of a QIPO (the “Post QIPO Disposal”) but on or prior to the ninetieth (90th) day immediately following the Free to Trade Date; and (ii) receives an aggregate consideration (the “Actual Consideration”) for the Post QIPO Disposal which is less than the Target IRR Price in respect of that part of the principal amount of the Bonds which was converted into the Conversion Shares which are the subject of the Post QIPO Disposal, the Bondholder shall within ninety (90) days of the date on which the Bondholder completes the sale of its Post QIPO Disposal Conversion Shares notify the Major Shareholder in writing and specify in such notice (the “IRR Notice”) (i) the Target IRR Price; (ii) the Actual Consideration received by the Bondholder; (iii) the difference by which the Actual Consideration falls short of the Target IRR Price (the “Shortfall Amount”); and (iv) the date on which the last of the transactions pursuant to which the Post QIPO Disposal was effected.  Each IRR Notice shall be conclusive and binding on the Major Shareholder, absent any manifest error.

7.2
The Major Shareholder shall, on or before the date which is five (5) Business Days after he receives the IRR Notice, pay to the Bondholder to an account nominated by the Bondholder an amount in cleared US$ funds equal to Shortfall Amount.

7.3
The Major Shareholder may elect following receipt of a valid IRR Notice delivered to him pursuant to Clause 7.1, as an alternative to the payment of the of the Shortfall amount to the Bondholder, to sell such number of Share Alternative Shares to the Bondholder as is determined in accordance with Clause 7.4 for an aggregate consideration of one US Dollar (US$1) (the “Share Alternative”). In the event that the Major Shareholder elects to sell the Share Alternative Shares to the Bondholder (in place of the payment of the Shortfall Amount to the Bondholder in accordance with Clause 7.2), then the Bondholder shall serve a written notice (the “Share Alternative Notice”) on the Bondholder (i) notifying the Bondholder that he has elected to take the Share Alternative, and (ii) specifying the number of Share Alternative Shares (as determined in accordance with Clause 7.4) to be sold to the Bondholder, within two (2) Business Days of his receipt of the IRR Notice.

7.4
The number of Share Alternative Shares shall be determined by dividing the Shortfall Amount by the average of the closing prices for the Shares (as determined from the OTCBB Daily Trade and Quote Summary Report(s) available through www.otcbb.com at OTCBB (or NASDAQ if the Company is then NASDAQ listed) for the five (5) Trading Days immediately prior to the date of the IRR Notice.)

7.5
Service of a Share Alternative Notice under Clause 7.3 shall constitute a binding contract between the Major Shareholder on the one part and the Bondholder on the other part for the sale and purchase of the Share Alternative Shares on the terms of this Deed.  Following the service of a Share Alternative Notice under Clause 7.3, the Bondholder shall purchase and the Major Shareholder shall sell that number of Share Alternative Shares as is determined in accordance with Clause 7.4 for the aggregate consideration of one US Dollar (US$1) which is payable in US$ in cash, subject to and in accordance with the provisions of this Deed.

7.6
The transfer of the Share Alternative Shares contemplated under a Share Alternative Notice served under Clause 7.3 shall be completed at 10.00am Hong Kong time on the fifth (5th) Business Day immediately following the date of the Share Alternative Notice which is served under Clause 7.3 at the location which is specified in such Share Alternative Notice and at that time, against delivery to the Bondholder of one or more instruments of transfer and the share certificates in respect of the Share Alternative Shares (duly executed in each case by the Major Shareholder as the transferor thereof in favour of the Bondholder), the Bondholder shall pay or procure that there is paid to the Major Shareholder the aggregate consideration of one US Dollar (US$1) in cash in US$.  In addition, the Parties shall perform, and the Parties shall do all such things as are within the respective powers of those Parties to procure that the other Parties shall perform, including without limitation, by way of the exercise of all powers of Control (including without limitation the exercise of all powers of Control they may have as regards the Control of the composition of the Board) as may be available to it, all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents as a Party may reasonably require or as may be required by law to implement and/or give effect to the transfers contemplated under this Clause 7 for the purpose of vesting in that Party the full benefit of all these provisions.  If the Major Shareholder fails to deliver the Share Alternative Shares as required by this Clause on time, then the Major Shareholder shall immediately, at the time at which such share delivery was due, pay the Shortfall Amount to the Bondholder in US$ to an account nominated by the Bondholder.

SECTION 8
INSPECTION AND INFORMATION RIGHTS

8.	INSPECTION AND INFORMATION RIGHTS

8.1
The Investor shall have the right, upon giving the Company not less than five (5) Business Days prior written notice, to inspect such of the premises, books, files and records of the Company and/or any Group member as the Bondholder shall require in its sole and absolute discretion, and the IRD Obligors agree that they shall do all such things as are necessary and within their respective powers (including their respective powers of Control) to procure all necessary access is granted to the Bondholder.

8.2
The Company shall supply to the Bondholder (and the IRD Obligors shall do all such things as are necessary and within their respective powers to procure the following are supplied to the Bondholder by way of the exercise of all powers of Control as may be available to them):

(a)
as soon as the same become available, but in any event within one hundred (100) days after the end of each of its financial years the Company’s audited consolidated financial statements for that financial year;

(b)
as soon as the same become available, but in any event within forty five (45) days after the end of each quarter of the Company’s financial years, the Company’s financial statements for that financial quarter;

(c)
as soon as the same become available, but in any event within thirty (30) days after the end of each calendar month, the Company’s and its subsidiaries’ financial statements for the immediately prior month;

(d)	as soon as the same becomes available, but in any event within forty-five (45) days after the end of each of its previous financial years, the Budget for the then current financial year; and

(e)	any and all progress reports which relate to the listing of any part of the Group’s business on any stock exchange.

8.3	The Parties’ rights and obligations under this Clause 8 shall terminate upon the completion of a QIPO.

SECTION 9
COVENANTS AND UNDERTAKINGS

9.	COVENANTS AND UNDERTAKINGS

9.1
It is the intention of the Company to seek, and the Major Shareholder agrees and undertakes to the Bondholder that he shall use his reasonable efforts (including without limitation, by way of the exercise of all powers of Control as may be available to him) to procure that the Company shall effect, a QIPO and to list the Shares, or the shares of an entity formed or to be formed to hold the entire issued share capital of the Company or the business of the Group, prior to 30 June 2012.

9.2
The IRD Obligors agree with and undertake to the Bondholder that (and the IRD Obligors shall do all such things as are necessary and within their respective powers to procure the following by way of the exercise of all powers of Control as may be available to them) for so long as any amount remains outstanding in respect of the Finance Documents, the Auditors shall be Crowe Horwath LLP, or such other internationally recognised firm of auditors as the Bondholder may approve from time to time, such approval not to be unreasonably withheld or delayed.

9.3
The IRD Obligors agree with and undertake to the Bondholder that (and the IRD Obligors shall do all such things as are necessary and within their respective powers to procure the following by way of the exercise of all powers of Control as may be available to them) the Auditors shall deliver the final and executed FY 2011 Report on or before 31 March 2012.

9.4
The Bondholder shall, and shall use all reasonable endeavours to ensure that the Bondholder Director shall (for as long as the Bondholder Director remains a Director of the Company) cooperate in a reasonable manner with the Company (but without the Bondholder or the Bondholder Director having to enter into any agreements or compromise their respective legal rights or take on any additional obligations or liabilities) and furnish ownership, address and control information and similar information as may be reasonably necessary for the purposes of the QIPO, in the preparation of all relevant disclosure, filings and responses to the competent authorities, when so reasonably requested by the Company.

SECTION 10
CONFIDENTIALITY

10.	CONFIDENTIALITY

10.1	Subject to Clauses 10.2 and 10.3, each Party:-

(a)
shall treat as strictly confidential all information relating to, obtained or received by it as a result of negotiating, entering into or performing its obligations under this Deed which relates to the negotiation of, or the provisions or subject matter of, this Deed or to the other party ("Confidential Information"); and

(b)	shall not, except with the prior written consent of the other Party, publish or otherwise disclose to any Person (other than the Bondholder to any of its Associates) any Confidential Information.

10.2	Clause 10.1 shall not apply if and to the extent that a Party hereto disclosing Confidential Information can demonstrate that:

(a)	such disclosure is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over it and whether or not the requirement has the force of law; or

(b)	the Confidential Information concerned was lawfully in its possession (as evidenced by written records) prior to its being obtained or received as described in Clause 10.1(a); or

(c)	the Confidential Information concerned has come into the public domain other than through its fault.

10.3
Subject to Clause 10.2, none of the Parties shall make any announcement concerning the provisions or subject matter of this Deed or containing any information about any other Party without the prior written approval of that Party.

SECTION 11
GENERAL

11.	GENERAL

11.1
Other than as otherwise specified herein, the provisions of this Deed and the respective rights and obligations of each of the Parties hereunder shall terminate on the date that all amounts which are now and/or may in the future become due and/or owing to the Bondholder pursuant to any and all of the Finance Documents have been irrevocably paid and discharged in full, provided that such termination shall be without prejudice to the respective rights and obligations of the Parties which have accrued up to the date of such termination.

11.2
Each of the Parties hereby warrants to the others that this Deed is a legal, valid and binding agreement on it, enforceable in accordance with its terms, and each Party undertakes to the others that it will do or procure to be done all such things within its power to ensure that all the provisions of this Deed are observed and performed.

11.3
The failure of any Party hereto at any time to require performance or observance by any other Party of any provision of this Deed shall in no way affect the right of such first Party to require performance of that provision and any waiver by any Party of any breach of any provision of this Deed shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any other right under this Deed.

11.4
Should any provision of this Deed be declared null and void by any competent government agency or court, this shall not affect the other provisions of this Deed which are capable of severance and which shall continue unaffected.

11.5
Nothing herein shall be taken to constitute a partnership or agency relationship between the Bondholder on one hand and any of the other Parties on the other hand and none of the Bondholder on one hand and any of the other Parties on the other hand shall have any authority to bind Investor on one hand and any of the other Parties on the other hand in any way by reason of the provisions hereof.

11.6
The benefits and rights of the Parties hereunder are not capable of assignment in whole or in part by any Party hereto (other than the Bondholder) but the Bondholder may assign any of its benefits and/or rights or transfer any of its benefits and/or rights and obligations to any party to whom it may assign and/or transfer its rights and obligations under the Instrument without the prior consent of the other Parties, provided always that the Bondholder shall procure that such assignee or transferee shall enter into a Bondholder Deed of Adherence prior to such assignment or transfer so that the assignee or transferee shall be bound by the relevant Finance Documents under which the Bondholder has any obligations as if an original party thereto. This Deed shall be binding on the successors and permitted assigns of the Parties.

11.7	No purported variation of this Deed shall be effective unless made in writing and signed by or on behalf of all of the Parties.

11.8
Without prejudice to any provision provided to the contrary in this Deed, in the event of a default by any Party in the performance of their respective obligations under this Deed, the non-defaulting Parties (or any of them) shall have the right to specific performance of the defaulting Party's obligations. Such remedy shall be in addition to any other remedies provided under this Deed or at law.

11.9	Each Party shall forthwith on demand of any other execute all such documents and do all such things as may be necessary and incidental to give effect to the provisions of this Deed.

11.10
This Deed may be executed in one or more counterparts, and by the Parties hereto on separate counterparts but shall not be effective until all Parties have executed and exchanged at least one counterpart, and each such counterpart shall constitute an original of this Deed but all the counterparts shall together constitute one and the same instrument.

11.11
If any provision of any Bylaws at any time conflicts with any provision of this Deed, as between the parties hereto this Deed shall prevail and the Parties shall whenever necessary exercise all voting and other rights and powers of Control available to them to procure the amendment, waiver or suspension of the relevant provision of the relevant Bylaws to the extent necessary to permit the Company and its affairs to be administered as provided in this Deed.

SECTION 12
NOTICES

12.	GENERAL

12.1
All notices and other communications to a Party shall be effective only if made in writing (which shall not include any email or other electronic communications (other than facsimile)) and sent by hand delivery, domestic registered mail, international express courier or facsimile to such Party at the following address, or to such other address as such Party shall have designated by written notice to the other Parties:

To the Company:

25/F New World Center, No. 6009
Yitian road, Futian District, Shenzhen
People’s Republic of China

Attn: Mr. Yin Yun-lu

Fax No.: +86 755 8303 9671
Email: yunluyin@globalpharmholdings.com

To the Major Shareholder:

25/F New World Center, No. 6009
Yitian road, Futian District, Shenzhen
People’s Republic of China

Fax No.: +86 755 8303 9671
Email: yunluyin@globalpharmholdings.com

To the Bondholder:

c/o Gen2 Partners Limited
2101-02, 2/F Infinitus Plaza
199 Des Voeux Road Central
Hong Kong

Attn: Mr. Barry Lau

Fax No.: +852 2117 1410
Email: barry.lau@gen2partners.com

SECTION 13
GOVERNING LAW

13.	GOVERNING LAW

13.1	This Deed and any non-contractual obligations arising out of or in connection with it are governed by the laws of Hong Kong.

13.2
Any disputes arising out of this Deed, whether in tort, contract, under statute or otherwise, including any question regarding the existence, validity, interpretation, breach or termination of this Deed, shall be finally resolved by arbitration under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force as at the date of this Deed (the “Rules”), which Rules are deemed to be incorporated by reference into this Deed, as amended herein.

13.3
The Tribunal shall consist of three (3) arbitrators, to be appointed in accordance with the Rules, as amended herein. The Parties agree that all three arbitrators can be selected from outside the panel of arbitrators of the Hong Kong International Arbitration Centre (“HKIAC”).

13.4	The appointing authority shall be HKIAC, which shall also administer any arbitration commenced under this Deed.

13.5	The seat of the arbitration shall be Hong Kong.

13.6	The language of the arbitration proceedings shall be English.

13.7	Any Award of the Tribunal shall be made in writing and shall be final and binding on the parties from the day it is made. The parties undertake to carry out the Award without delay.

13.8	The following provisions of the Arbitration Ordinance (chapter 609 of the laws of Hong Kong) shall apply to any arbitration hereunder:

(a)	Section 2 of Schedule 2 (“Consolidation of arbitrations”); and

(b)	Section 4 of Schedule 2 (“Challenging arbitral award on ground of serious irregularity”).

13.9	The following provisions of the Arbitration Ordinance (chapter 609 of the laws of Hong Kong) shall not apply to any arbitration hereunder:

(a)	Section 1 of Schedule 2 (“Sole Arbitrator”);

(b)	Section 3 of Schedule 2 (“Decision of preliminary question of law by Court”); and

(c)	Section 5 of Schedule 2 (“Appeal against arbitral award on question of law”).

13.10	Nothing in this Clause 13 shall be construed as preventing any Party from seeking conservatory or interim relief from any court of competent jurisdiction.

13.11
The Bondholder irrevocably appoints Gen2 Partners Limited of 2101-02, 2/F Infinitus Plaza, 199 Des Voeux Road Central, Hong Kong as its authorised agent for service of any legal process in Hong Kong. If for any reason such agent shall cease to be such agent for service of process, the Bondholder shall forthwith appoint a new agent for service of process in Hong Kong and deliver to the other Parties a copy of the new agent’s acceptance of that appointment within 30 days.  Nothing in this Deed shall affect the right to serve process in any other manner permitted by law.

13.12
The Major Shareholder irrevocably appoints Binomial BioPharm Group Limited of Flat E, 4/F, Valiant Industrial Centre, 2-12 Au Pui Wan Street, Fotan, Shatin, N.T., Hong Kong as his authorised agent for service of any legal process in Hong Kong. If for any reason such agent shall cease to be such agent for service of process, the Major Shareholder shall forthwith appoint a new agent for service of process in Hong Kong and deliver to the other Parties a copy of the new agent’s acceptance of that appointment within 30 days.  Nothing in this Deed shall affect the right to serve process in any other manner permitted by law.

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SCHEDULE 1

RESTRICTED MATTERS

The following matters, in respect of the Company and/or any other Group member, are "Restricted Matters":

(a)	Any amendment to the certificate of incorporation of the Company or the Bylaws or the rights attached to any class of shares.

(b)	Any material change to the nature or geographical area of the business of the Group or any Group member.

(c)
Any merger, demerger, consolidation, corporate reconstruction or amalgamation with any other company or any direct or indirect change of Control of the Company or any reorganization or restructuring of the Group, in each case other than in order to effect a Liquidity Event.

(d)	The acquisition of any shares or other interest or participation in any company or other undertaking for an aggregate consideration in each case of US$2,000,000 or more.

(e)	The incurrence of an aggregate capital expenditure in one fiscal year in excess of the amount which is 10% more than the total capital expenditure provided for in the Budget.

(f)
Any change in the share capital or registered capital or the creation, allotment or issue of any share capital or registered capital or the creation or grant of any Equity Securities or the creation of any security or the grant of any option or rights to subscribe for or to convert any instrument into shares or other securities (each of the foregoing being an “Issuance”), other than (i) any Issuance to any persons pursuant to transactions which have been agreed by the Company prior to the date of the Subscription Agreement and which transactions have been notified to the Bondholder by the Company in writing prior to the date thereof; (ii) any Issuance (so long as the aggregate amount of such Issuances do not exceed 10% of the Shares which are outstanding) pursuant to and for the purposes of any stock option plan adopted by the Company for the benefit of its existing and future key employees ; and (iii) pursuant to any IPO which is a QIPO in respect of a registration statement which is declared effective by the U.S. Securities and Exchange Commission.

(g)	The incurrence of Financial Indebtedness from the date of this Deed in an amount exceeding US$2,000,000 in aggregate.

(h)	Granting any Encumbrance over any asset other than any other Encumbrance which is expressly detailed in the latest financial statements of the Company.

(i)	The use of the proceeds from the issue and sale of the Bonds other than as expressly permitted pursuant to the Subscription Agreement.

(j)
The capitalisation of any profits or distributable reserves or the payment of any dividends or other distributions, or the capitalisation, repayment or distribution of any amount standing to the credit of the share capital, share premium account, capital redemption reserve or any other undistributable reserve or the reduction of any uncalled liability in respect of any partly paid shares.

(k)
Any actions in respect of the removal or potential removal of the Bondholder Director and/or the Observer except where (i) such removal is required as a mandatory matter by U.S. law or regulatory requirements which bind the Company; or (ii) the Bondholder Director is named in an alleged fraud by any regulatory authorities or is charged with or indicted for a criminal act which involves fraudulent misconduct, dishonesty or serious moral turpitude.  In the cases mentioned in the foregoing item (ii), the Bondholder Director concerned will be replaced by a new Bondholder Director.

SCHEDULE 2

FORM OF CALL OPTION NOTICE

To:	[insert addressee]

Date:	[insert date]

BY [HAND/COURIER/FAX]

CALL OPTION NOTICE

We refer to the Investor Rights Deed dated [•] 2011 by and among Global Pharm Holdings Group, Inc., Mr. Yun-Lu Yin and Blazer Delight Limited (the “Deed”). Terms defined in the Deed shall have the same meaning in this Call Option Notice unless the context requires otherwise. References to a clause are to a clause of the Deed.

[We] hereby notify you pursuant to Clause [5] that we are exercising the [Bondholder Call Option] and [we] hereby direct [enter seller’s name] to sell [specify number of Shares required to be sold] Shares at the aggregate Call Option price of US$1 to [enter purchaser’s name], at completion which shall take place at [enter address at which completion will take place] pursuant to Clause [5] on [enter the date being the fifth (5th) Business Day following the date of the Call Option Notice] (the “Completion Date”). We shall pay the aggregate Call Option Price of US$1 to you in cash on the Completion Date.

Signed [by] [for and on behalf of] [insert name]

SCHEDULE 3

BONDHOLDER DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made the        day of

BY:

[Name and address of transferee] (the "New Investor")

FOR THE BENEFIT OF:

(1)	GLOBAL PHARM HOLDINGS GROUP, INC. a [company] incorporated in the State of Delaware, U.S.A. which is listed on [the OTC Bulletin Board with ticker symbol “GPHG”] (the “Company"); and

(2)	MR. YUN-LU YIN, (PRC Permanent Resident Identity Card No. •) of [•] (the "Major Shareholder").

WHEREAS:

1.	on [date], the Parties entered into an investor rights deed (the "Investor Rights Deed") to which a pro forma version of this Deed forms Schedule 2;

2.
the New Investor wishes to have transferred to it, pursuant to Clause 11.6 of the Investor Rights Deed, all of the benefits, rights and obligations (the "Interests") of the Bondholder under the Investor Rights Deed and the New Investor has agreed to enter into this Deed.

THIS DEED WITNESSES as follows:

INTERPRETATION

1.	In this Deed, except as the context may otherwise require, words and expressions defined in the Investor Rights Deed shall have the same meanings when used herein.

2.	COVENANT

The New Investor hereby confirms that it has been supplied with a copy of the Investor Rights Deed and hereby covenants with each of the original parties to the Investor Rights Deed themselves and to such parties as trustees for all other persons who may at any time become bound by the Investor Rights Deed, to adhere to and be bound by all the duties, burdens and obligations imposed on the Bondholder pursuant to the provisions of the Investor Rights Deed and all documents expressed in writing to be supplemental or ancillary thereto as if the New Investor were an original party to the Investor Rights Deed.

3.	ENFORCEABILITY

Any or all of the parties other than the New Investor jointly and severally in their discretion shall be entitled to enforce the Investor Rights Deed against the New Investor and the New Investor shall be entitled to all rights and benefits of the Bondholder under the Investor Rights Deed as if the New Investor had been an original party to the Investor Rights Deed since the date hereof.

4.	GOVERNING LAW

4.1	This Deed and any non-contractual obligations arising out of or in connection with it are governed by the laws of Hong Kong.

4.2
Any disputes arising out of this Deed, whether in tort, contract, under statute or otherwise, including any question regarding the existence, validity, interpretation, breach or termination of this Deed, shall be finally resolved by arbitration under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force as at the date of this Deed (the “Rules”), which Rules are deemed to be incorporated by reference into this Deed, as amended herein.

4.3
The Tribunal shall consist of three (3) arbitrators, to be appointed in accordance with the Rules, as amended herein. The Parties agree that all three arbitrators can be selected from outside the panel of arbitrators of the Hong Kong International Arbitration Centre (“HKIAC”).

4.4	The appointing authority shall be HKIAC, which shall also administer any arbitration commenced under this Deed.

4.5	The seat of the arbitration shall be Hong Kong.

4.6	The language of the arbitration proceedings shall be English.

4.7	Any Award of the Tribunal shall be made in writing and shall be final and binding on the parties from the day it is made. The parties undertake to carry out the Award without delay.

4.8	The following provisions of the Arbitration Ordinance (chapter 609 of the laws of Hong Kong) shall apply to any arbitration hereunder:

(a)	Section 2 of Schedule 2 (“Consolidation of arbitrations”); and

(b)	Section 4 of Schedule 2 (“Challenging arbitral award on ground of serious irregularity”).

4.9	The following provisions of the Arbitration Ordinance (chapter 609 of the laws of Hong Kong) shall not apply to any arbitration hereunder:

(a)	Section 1 of Schedule 2 (“Sole Arbitrator”);

(b)	Section 3 of Schedule 2 (“Decision of preliminary question of law by Court”); and

(c)	Section 5 of Schedule 2 (“Appeal against arbitral award on question of law”).

4.10	Nothing in this Clause 4 shall be construed as preventing any Party from seeking conservatory or interim relief from any court of competent jurisdiction.

4.11
The New Investor irrevocably appoints [•] as its authorised agent for service of any legal process in Hong Kong. If for any reason such agent shall cease to be such agent for service of process, such Party shall forthwith appoint a new agent for service of process in Hong Kong and deliver to the other Parties a copy of the new agent’s acceptance of that appointment within 30 days.  Nothing in this Deed shall affect the right to serve process in any other manner permitted by law.

IN WITNESS WHEREOF this Deed has been executed on the date first before written.

EXECUTED as a DEED by	)
[NEW INVESTOR].	)
acting by	)
[Name of Authorised Signatory] and	)
[Name of Authorised Signatory]	)
being persons who, in accordance	)
with the laws of the territory in which the	)
company is incorporated are	)
acting under the authority of the company	)

Authorised Signatory

Authorised Signatory

IN WITNESS WHEREOF the undersigned have executed this Deed as a deed and it is delivered and effective as of the date first above written.

SIGNED, SEALED AND DELIVERED	)
as a Deed by
GLOBAL PHARM	)
HOLDINGS GROUP, INC.	)
acting by its attorney	)
YIN YUN-LU	)	/s/ Yin Yun-Lu
Title: Director

Witness	/s/ Cynthia Tan
Full name	Cynthia Tan
Title	Lawyer

SIGNED, SEALED and DELIVERED	)
as a DEED by MR. YIN YUN-LU	)
in the presence of :	)	/s/ Yin Yun-Lu

/s/ Cynthia Tan
Signature of witness

Name of Witness:  Cynthia Tan

Occupation:  Lawyer

Address:  Hong Kong

EXECUTED as a DEED by	)
BLAZER DELIGHT LIMITED	)
acting by	)
)
who, in accordance	)
with the laws of the territory in which the	)
company is incorporated is/are	)
acting under the authority of the company	)	/s/ Bruce Tseng
Authorised Signatory